Exhibit 10.30

STANDARD OFFICE LEASE AGREEMENT (NET)

THIS LEASE AGREEMENT (hereafter called the “Lease Agreement”) made as of the 11th day of March, 2004, by and between Midwest Holding Corp. #9, Inc., a Minnesota corporation, c/o United Properties having offices at Suite 200, 3500 West 80th Street, Bloomington, Minnesota, 55431 (hereafter called the “Landlord”), and Virtual Radiologic Consultants, LLC, a Delaware limited liability company having offices at 5995 Opus Parkway, Minnetonka, Minnesota (hereafter called the “Tenant”).

WITNESSETH

FOR AND IN CONSIDERATION of the sum of One Dollar ($1.00) in hand paid by each of the parties to the other, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1 - PREMISES AND TERM

A. Landlord does hereby lease and let unto Tenant, and Tenant does hereby hire, lease and take from Landlord, that area outlined in red or otherwise described on Exhibit A-l attached hereto, and by this reference incorporated herein, and described as Suite 200, containing approximately 14,555 rentable square feet, (hereafter called the “Premises”) at 5995 Opus Parkway (hereafter called the “Building”) in the City of Minnetonka, County of Hennepin, State of Minnesota. The term Building as it is used herein shall consist of the land and building(s) set forth in Exhibit A-2 hereto.

B. To have and to hold said Premises for a term of sixty-six (66) months, commencing May 1, 2004 and terminating October 31, 2009 (hereafter called the “Term”) upon the rentals and subject to the conditions set forth in this Lease Agreement, and the Exhibits attached hereto. The commencement and termination dates are specifically subject to the provisions of Article 5 hereof.

ARTICLE 2 - USE

The Premises shall be used by the Tenant solely for the following purposes: General office use.

ARTICLE 3 - RENTALS

Tenant agrees to pay to Landlord as minimum rental (hereafter called “Minimum Rental”) for the Premises, without notice, set-off or demand, the following amounts:

Period	No. of Months	Rent PSF	Monthly	Total for Period
May 1, 2004 to October 31, 2004	6	0.00	0.00	0.00
November 1, 2004 to April 30, 2006	18	10.00	12,129.17	218,325.00
May 1, 2006 to April 30, 2007	12	11.00	13,342.08	160,105.00
May 1, 2007 to April 30, 2008	12	12.00	14,555.00	174,660.00
May 1, 2008 to April 30, 2009	12	13.00	15,767.92	189,215.00
May 1, 2009 to October 31, 2009	6	14.00	16,980.83	101,885.00

The monthly installments to be due and payable by Tenant in advance on the first day of each calendar month during the Term, at the office of Landlord set forth in the preamble to this Lease Agreement or at such other place as Landlord may designate. In the event of any fractional calendar month, Tenant shall pay for each day in such partial month a rental equal to 1/30 of the Minimum Rental. Tenant agrees to pay, as Additional Rental, which shall be collectible to the same extent as Minimum Rental, all amounts which may become due to Landlord hereunder and any tax, charge or fee that may be levied, assessed or imposed upon or measured by the rents reserved hereunder by any governmental authority acting under any present or future law before any fine, penalty, interest or costs may be added thereto for non-payment. Pursuant to Article 6 hereof, Landlord’s estimated Operating Expenses for 2004 are $2.73 per rentable square foot and estimated Real Estate Taxes payable in 2004 are $5.80 per rentable square foot.

ARTICLE 4 - CONSTRUCTION

Plans and/or a description for permanent improvements to the Premises are attached hereto as Exhibit A-3 and by this reference incorporated herein (hereafter called the “Plans”). The Plans have been approved by each of Landlord and Tenant. The parties acknowledge that the Plans are to modify the Premises to accommodate Tenant’s intended use. Landlord shall be responsible for constructing the improvements as shown on the Plans (hereafter called “Tenant Improvements”) for and on behalf of Tenant. Any improvements to the Premises, other than as shown on the Plans, and the furnishing of the Premises, shall be made by Tenant at the sole cost and expense of Tenant, subject to all other provisions of this Lease Agreement, including compliance with all applicable governmental laws, ordinances and regulations. If the Tenant Improvements cannot be substantially completed prior to the commencement of the Term, then the provisions of Article 5 shall apply. Landlord agrees that Tenant shall be allowed to make minor modifications to the Plans, such as adjusting the specific location of walls, at no additional cost or expense to Tenant, so long as such modifications do not increase the cost of the Tenant Improvements.

ARTICLE 5 - POSSESSION

Except as otherwise provided, Landlord shall deliver possession of the Premises on or before the date hereinabove specified for commencement of the Term, but delivery of possession prior to such commencement date shall not affect the expiration date of this Lease Agreement. Failure of Landlord to deliver possession of the Premises by the date hereinabove provided, due to a holding over by a prior tenant, or any other cause beyond Landlord’s control, or time required for construction delays due to labor or material shortages, strikes, or acts of God, shall automatically postpone the date of commencement of the Term and shall extend the termination date by periods equal to those which shall have elapsed between and including the date hereinabove specified for commencement of the Term hereof and the date on which possession of the Premises is delivered to the Tenant. Provided further, that if Landlord shall be delayed in delivery of the Premises to Tenant due to Tenant’s failure to agree to the Plans, changes in or additions to the Plans or the Tenant Improvements made at the request of Tenant or any other delay caused by a party employed by or the agent of Tenant, then in such case Landlord shall notify Tenant of such delay the rental shall be accelerated by the number of days of such delay, and the rentals shall commence the same as if occupancy had been taken by Tenant. Prior to the commencement of the Term, Landlord shall have no responsibility or liability for loss or damage to fixtures, facilities or equipment installed or left on the Premises. By occupying the Premises as a Tenant, or to install fixtures, facilities or equipment, or to perform finishing work, Tenant shall be conclusively deemed to have accepted the same and to have acknowledged that the Premises are in the condition required by this Lease Agreement, except items which are not in compliance with Exhibit A-3 and for which Tenant has given Landlord a written “punch list” within thirty (30) days of Tenant’s first occupancy of the Premises, except for latent defects. Should the commencement of the rental obligations of Tenant under this Lease Agreement occur for any reason on a day other than the first day of a calendar month, then in that event solely for the purposes of computing the Term of this Lease Agreement, the commencement date of the Term shall become and be the first day of the first full calendar month following the date when Tenant’s rental obligation commences, or the first day of the first full calendar month following the commencement date set out in Article 1 (if such is other than the first date of a calendar month), whichever date is later, and the termination date shall be adjusted accordingly; provided however, that the termination date shall be the last day of a calendar month, which date shall in no event be earlier than the termination date set out in Article 1. Immediately after Tenant’s occupancy of the Premises the Landlord and Tenant shall execute a ratification agreement which shall set forth the final commencement and termination dates for the Term and shall acknowledge the Minimum Rental, the rentable square footage of the Premises, and delivery of the Premises in the condition required by this Lease Agreement. Tenant shall at all reasonable times from and after the date that is 14 days prior to the commencement date of the Term have access to the Premises, at Tenant’s own risk, expense and responsibility, for purposes of installing Tenant’s furniture, trade fixtures and equipment. In connection with such access prior to the commencement date of the Term, Tenant shall abide by the terms and conditions of this Lease including carrying the insurance specified by the Lease, as if the Term had already commenced, except that Tenant shall have no obligation to pay the Minimum Rental, Real Estate Taxes or Operating Expenses until the earlier of (i) the date Tenant occupies the Premises and begins conducting business therefrom or (ii) the commencement date of the Term. Tenant shall also pay the charges for all utilities furnished to the Premises during Tenant’s early-access period, as reasonably estimated by Landlord. Any other provision herein to the contrary notwithstanding, (a) Landlord shall allow access to the Premises to Tenant and its contractors for Tenant fit-up work by not later than April 15, 2004 and Landlord and Tenant shall use reasonable and diligent efforts to cause said contractors to cooperate and not interfere with each other’s work; and (b) all provisions of this Lease shall be in full force and effect during this early occupancy period, except Tenant’s obligation to pay rent.

ARTICLE 6 - TENANT’S PRO RATA SHARE OF REAL ESTATE TAXES AND OPERATING EXPENSES

A. During each full or partial calendar year during the Term, but not commencing until November 1, 2004, Tenant shall pay to Landlord, as Additional Rental, an amount equal to the Real Estate Taxes and Operating Expenses (both as hereafter defined) per square foot of rentable area in the Building multiplied by the number of square feet of rentable area in the Premises prorated for the period that Tenant occupied the Premises. In the event that during all or any portion of any calendar year, the Building is not fully rented and occupied Landlord may make any appropriate adjustment in occupancy-related Operating Expenses for such year for the purpose of avoiding distortion of the amount of such Operating Expenses to be attributed to Tenant by reason of variation in total occupancy of the Building, by determining on a commercially reasonable basis the Operating Expenses that would have been paid or incurred by Landlord had the Building been ninety-five percent (95%) rented and occupied, and the amount so determined shall be deemed to have been Operating Expenses for such year. Only Occupancy Expenses that vary directly with occupancy may be so adjusted.

B. Landlord shall, each year during the Term, give Tenant an estimate of Operating Expenses and Real Estate Taxes payable per square foot of rentable area for the coming calendar year. Tenant shall pay, as Additional Rental, along with its monthly Minimum Rental payments required hereunder, one-twelfth (1/12) of such estimated Operating Expenses and Real Estate Taxes and such Additional Rental shall be payable until subsequently adjusted for the following year pursuant to this Article.

C. As soon as possible after the expiration of each calendar year, Landlord shall determine and certify to Tenant the actual Operating Expenses and Real Estate Taxes for the previous year per square foot of rentable area in the Building and the amount applicable to the Premises. If such statement shows that Tenant’s share of Operating Expenses and Real Estate Taxes exceeds Tenant’s estimated monthly payments for the previous calendar year, then Tenant shall, within twenty (20) days after receiving Landlord’s certification, pay such deficiency to Landlord. In the event of an overpayment by Tenant, such overpayment shall be refunded to Tenant, at the time of certification, in the form of an adjustment in the Additional Rental next coming due, or if at the end of the Term by a refund. Landlord shall maintain accurate records of operating costs. Tenant shall have the right to inspect and audit all records of Landlord with respect to additional rent. Tenant may, at reasonable times and upon reasonable notice to Landlord, have access to Landlord’s books and records relating to Operating Expenses and Real Estate Taxes for the purpose of photocopying the same at Tenant’s sole expense. If the amount of additional rent indicated on any statement is overstated by more than three percent (3%), Landlord shall reimburse Tenant for the reasonable cost of the audit and inspection. Landlord shall reimburse Tenant for any amount paid by Tenant which should not have been paid.

D. For the purposes of this Article, the term “Real Estate Taxes” means the total of all taxes, fees, charges and assessments, general and special, ordinary and extraordinary, foreseen or unforeseen, which become due or payable against or upon the Building, the parcel(s) of land upon which it is located or Landlord. All costs and expenses incurred by Landlord during negotiations for or contests of the amount of Real Estate Taxes, up to the amount of the reduction obtained, shall be included within the term “Real Estate Taxes.” Without limitation, Landlord shall be obligated to refund to Tenant Tenant’s prorata share of the amount of any refund, rebate or the like of taxes and/or assessments that were paid by Tenant (directly or as additional rent). Notwithstanding any other provision herein, (i) in the case of a general or special assessment levied against the Premises and/or Building, regardless of whether Landlord elects to pay the assessment in installments, Tenant’s proportionate share of such assessment shall be computed as if Landlord had elected to pay the same in installments over the longest period allowed by applicable law and only those installments (or partial installments) attributable to installment periods (or partial periods) falling within the term of this Lease shall be included; and (ii) no special assessments attributable to the initial development or construction of the Premises or Building shall be included as additional rent or otherwise passed on to Tenant. For purposes of this Article, the term “Operating Expenses” shall be deemed to mean all costs and expenses directly related to the Building incurred by Landlord in the repair, operation, management and maintenance of the Building including interior and exterior and common area maintenance, management fees, cleaning expenses, energy expenses, insurance premiums, and the amortization of capital investments made to reduce operating costs, up to the amount of the reduction obtained, that are necessary due to governmental requirements or that are required by the insurer under any insurance policy carried on the Building by Landlord, all as determined on a commercially reasonable basis by Landlord. Any other provision herein to the contrary notwithstanding, Operating Expenses shall exclude the Operating Expense Exclusions set forth on Exhibit B attached hereto and made a part hereof.

E. Landlord may at any time designate a fiscal year in lieu of a calendar year and in such event, at the time of such a change, there may be a billing for the fiscal year which is less than 12 calendar months.

F. Landlord reserves, and Tenant hereby assigns to Landlord, the sole and exclusive right to contest, protest, petition for review, or otherwise seek a reduction in the Real Estate Taxes.

G. Any other provision herein to the contrary notwithstanding, Tenant shall have no obligation to pay Minimum Rental or any Real Estate Taxes or Operating Expenses applicable to the first six (6) full calendar months of the Term.

ARTICLE 7 - UTILITIES AND SERVICE

A. Landlord agrees to furnish water, electricity, elevator service, and janitorial service. In the event Tenant’s requirements and/or usage of such utilities and services is substantially greater than is customarily supplied to a typical tenant in the Building, Landlord or Tenant may request that the difference in such requirement and/or usage be determined and that appropriate adjustments be made in the Minimum Rental provided for in Article 3 of this Lease Agreement.

B. Landlord agrees to furnish heat during the usual heating season and air conditioning during the usual air conditioning season, all during normal business hours as defined in this Lease Agreement; provided, however, that heating and air conditioning services shall be provided to the call center area of the Premises at all times during the Term (24 hours per day, seven days per week), unless otherwise requested by Tenant; provided that all heating and cooling of the Premises outside of normal business hours shall be at Tenant’s sole cost and expense.

C. No temporary interruption or failure of such services incidental to the making of repairs, alterations or improvements, or due to accidents or strike or conditions or events not under Landlord’s control, shall be deemed as an eviction of the Tenant or relieve the Tenant from any of the Tenant’s obligations hereunder; however, if any such interruption or failure of services continues for more than five (5) business days, then all rent hereunder shall abate until the services are fully restored.

D. For the purposes of this Article 7, normal business hours shall be deemed to mean the period of time between 8:00 a.m. and 5:00 p.m., Monday through Friday, and specifically excluding Saturdays, Sundays and legal holidays.

ARTICLE 8 - NON-LIABILITY OF LANDLORD

Except in the event of negligence of Landlord, its agents, employees or contractors, Landlord shall not be liable for any loss or damage for failure to furnish heat, air conditioning, electricity, elevator service, water, sprinkler system or janitorial service. Landlord shall not be liable for personal injury, death or any damage from any cause about the Premises or the Building except if caused by Landlord’s negligence.

ARTICLE 9 - CARE OF PREMISES

A. Tenant agrees:

1. To keep the Premises in as good condition and repair as they were in at the time Tenant took possession of same, reasonable wear and tear and damage from fire and other casualty for which insurance is normally procured excepted;

2. To keep the Premises in a clean and sanitary condition;

3. Not to commit any nuisance or waste on the Premises, overload the Premises or the electrical, water and/or plumbing facilities in the Premises or Building, throw foreign substances in plumbing facilities, or waste any of the utilities furnished by Landlord;

4. To abide by such rules and regulations as may from time to time be reasonably promulgated by Landlord, so long as they are consistent with this Lease;

5. To obtain Landlord’s prior approval of the interior design of any portion of the Premises visible from the common areas or from the outside of the Building, which approval Landlord shall not unreasonably withhold, condition or delay. “Interior design” as used in the preceding sentence shall include but not be limited to floor and wall coverings, furniture, office design, artwork and color scheme.

B. If Tenant shall fail to keep and preserve the Premises in the state of condition required by the provisions of this Article 9, the Landlord may at its option, after not less than ten (10) days notice and opportunity to cure to Tenant, put or cause the same to be put into the condition and state of repair agreed upon, and in such case the Tenant, on demand, shall pay the cost thereof.

ARTICLE 10 - NON-PERMITTED USE

Tenant agrees to use the Premises only for the purposes set forth in Article 2 hereof. Tenant further agrees not to commit or knowingly permit any act to be performed on the Premises or any omission to occur which shall be in violation of any statute, regulation or ordinance of any governmental body or which will increase the insurance rates on the Building or which will be in violation of any insurance policy carried on the Building by the Landlord. Tenant, at its expense, shall comply with all applicable governmental laws, ordinances, rules and regulations applicable to the use of the Premises and its occupancy and shall promptly comply with all applicable governmental orders, rulings and directives for the correction, prevention and abatement of any violation upon, or in connection with the Premises or Tenant’s use or occupancy of the Premises, including the making of any alterations or improvements to the Premises, all at Tenant’s sole cost and expense. The Tenant shall not disturb other occupants of the Building by making any undue or unseemly noise or otherwise and shall not do or permit to be done in or about the Premises anything which will be dangerous to life or limb. Landlord represents and warrants that as of the commencement of the Term, the Premises shall comply with all applicable governmental laws, ordinances, rules and regulations; provided that Tenant shall be solely responsible for compliance with laws, ordinances, rules and regulations that are applicable to the Premises because of Tenant’s particular use thereof.

ARTICLE 11 - INSPECTION

The Landlord or its employees or agents shall have the right without any diminution of rent or other charges payable hereunder by Tenant to enter the Premises at all reasonable times during normal business hours, upon reasonable prior notice (not less than twenty-four (24) hours) for the purpose of exhibiting the Premises to prospective tenants or purchasers or existing or prospective mortgagees of the Building (“Mortgagees”), inspection, cleaning, repairing, testing, altering or improving the same or said Building, but nothing contained in this Article shall be construed so as to impose any obligation on the Landlord to make any repairs, alterations or improvements. Notwithstanding the foregoing, Landlord has no obligation to give notice prior to entering the Premises in cases of emergency.

ARTICLE 12 - ALTERATIONS

Tenant will not make any alterations, repairs, additions or improvements in or to the Premises (for purposes of this Article 12, any of the foregoing being referred to as the “Work”) or add, disturb or in any way change any plumbing, wiring, life/safety or mechanical systems, locks, or structural portions of the Building without the prior written consent of the Landlord as to the character of the Work, the manner of doing the Work, and the contractor(s) doing the Work. Such consent shall not be unreasonably withheld or delayed. As a condition to Landlord’s consent to Work proposed by Tenant, Landlord may impose such conditions with respect thereto as Landlord deems appropriate, including, without limitation, requiring Tenant to furnish surety performance and/or payment bonds or other security for the payment of all costs incurred in connection with such Work, insurance against liabilities that may arise out of such Work, plans and specifications approved by Landlord and permits necessary for such Work. If such Work is performed by contractor(s) not retained by Landlord, Tenant shall upon completion of such Work, (i) deliver to Landlord evidence that payment for all such Work has been made by Tenant, contractors’ affidavits and full and final mechanic’s lien waivers; and (ii) pay to Landlord a construction supervision fee of five percent (5%) of the total cost of such Work, but in no event less than $500.00 to reimburse Landlord for the costs incurred by its construction manager in inspecting and supervising such Work; provided, however, that Tenant shall have no obligation to pay Landlord any construction supervision fee for changes costing $5,000.00 or less that do not affect any plumbing, wiring, life/safety or mechanical systems or the Building structure. All such Work shall be done in a good and workmanlike manner using quality materials and shall comply with all applicable governmental laws, ordinances, rules and regulations. Tenant agrees to indemnify and hold Landlord free and harmless from any liability, loss, cost, damage or expense (including attorney’s fees) by reason of any of such Work. The provisions of Article 27 of this Lease Agreement shall apply to all Work performed under this Article 12.

ARTICLE 13 - SIGNS

Tenant agrees that no signs or other advertising materials shall be erected, attached or affixed to any portion of the interior or exterior of the Premises or the Building without the express prior written consent of Landlord, which Landlord shall not unreasonably withhold, condition or delay.

ARTICLE 14 - COMMON AREAS

A. Tenant agrees that the use of all corridors, passageways, elevators, toilet rooms, parking areas and landscaped areas in and around said Building, by the Tenant or Tenant’s employees, visitors or invitees, shall be subject to such rules and regulations as may from time to time be made by Landlord for the safety, comfort and convenience of the owners, occupants, tenants and invitees of said Building. Tenant agrees that no awnings, curtains, drapes or shades shall be used upon the Premises except as may be approved by Landlord.

B. In addition to the Premises, Tenant shall have the right of non-exclusive use, in common with others, of (a) all unrestricted automobile parking areas, driveways and walkways, and (b) loading facilities, freight elevators and other facilities as may be constructed in the Building, all to be subject to the terms and conditions of this Lease Agreement and to reasonable rules and regulations for the use thereof as prescribed from time to time by Landlord.

C. Landlord shall have the right to make changes or revisions in the site plan and in the Building so as to provide additional leasing area. Landlord shall also have the right to construct additional buildings on the land described on Exhibit A-2 for such purposes as Landlord may deem appropriate. Landlord also reserves all airspace rights above, below and to all sides of the Premises, including the right to make changes, alterations or provide additional leasing areas.

D. Landlord and Tenant agree that Landlord will not be responsible for any loss, theft or damage to vehicles, or the contents thereof, parked or left in the parking areas of the Building unless due to the negligence or willful misconduct of Landlord and Tenant agrees to so advise its employees, visitors or invitees who may use such parking areas. The parking areas shall include those areas designated by Landlord, in its sole discretion, as either restricted or unrestricted parking areas. Subject to Article 36 hereof, any restricted parking areas shall be leased only by separate license agreement with Landlord. Tenant further agrees not to use or permit its employees, visitors or invitees to use the parking areas for overnight storage of vehicles.

ARTICLE 15 - ASSIGNMENT AND SUBLETTING

A. Tenant agrees not to assign, sublet, license, mortgage or encumber this Lease Agreement, the Premises, or any part thereof, whether by voluntary act, operation of law, or otherwise, without the specific prior written consent of Landlord in each instance, which Landlord shall not unreasonably withhold, condition or delay. If Tenant is a corporation, partnership or other legal entity, transfer of a controlling interest of Tenant shall be considered an assignment of this Lease Agreement for purposes of this Article, provided, however, an assignment or sublet to an affiliate will not require Landlord’s consent. Consent by Landlord in one such instance shall not be a waiver of Landlord’s rights under this Article as to requiring consent for any subsequent instance. In connection with any assignment of this Lease Agreement or subletting of the Premises made or requested by Tenant, Tenant shall pay Landlord (i) a processing fee of $500.00 and (ii) all out-of-pocket costs incurred by Landlord, including reasonable attorneys’ fees. In the event Tenant desires to sublet a part or all of the Premises, or assign this Lease Agreement, Tenant shall give written notice to Landlord at least thirty (30) days prior to the proposed subletting or assignment, which notice shall state the name of the proposed subtenant or assignee, the terms of any sublease or assignment documents and copies of financial reports or other relevant financial information of the proposed subtenant or assignee. If any Tenant default has occurred under this Lease, any and all payments by the proposed assignee or subtenant with respect to the assignment or sublease shall be paid directly to Landlord. In any event no assignment or subletting shall release Tenant of its obligation to pay the rent and to perform all other obligations to be performed by Tenant hereunder for the Term of this Lease Agreement. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. At Landlord’s option, Landlord may terminate the Lease Agreement in lieu of giving its consent to any proposed assignment of this Lease Agreement or subletting of the Premises (which termination may be contingent upon the execution of a new lease with the proposed assignee or subtenant); provided that this recapture right will only apply in instances of an assignment of Lease or a sublease of the entire Premises for the entire remaining term.

B. Landlord’s right to assign this Lease Agreement is and shall remain unqualified upon any sale or transfer of the Building and, providing the purchaser succeeds to the interests of Landlord under this Lease Agreement, Landlord shall thereupon be entirely freed of all obligations of the Landlord hereunder and shall not be subject to any liability resulting from any act or omission or event occurring after such conveyance.

ARTICLE 16 - LOSS BY CASUALTY

If the Building is damaged or destroyed by fire or other casualty and the estimated time for restoration and repair exceeds one hundred eighty (180) days, the Landlord shall have the right to terminate this Lease Agreement, provided it gives written notice thereof to the Tenant within sixty (60) days after such damage or destruction. If a portion of the Premises is damaged by fire or other casualty, and Landlord does not elect to terminate this Lease Agreement, the Landlord shall, at its expense, restore the Premises to as near the condition which existed immediately prior to such damage or destruction, as reasonably possible, and the rentals shall abate during such period of time as the Premises are untenantable or unsuitable for Tenant’s use (so long as Tenant is not actually occupying the Premises or the portion thereof that has been rendered untenantable or unsuitable), in the proportion that the untenantable or unsuitable portion of the Premises bears to the entire Premises. Any other provision in this Lease to the contrary notwithstanding, if the Premises, access to the Premises and/or any part of the Building that provides essential services to the Premises is damaged in whole or in part from any cause and it is estimated that the time period to repair and restore the damage will be 180 days or more from the date of the damage using standard working methods and procedures, then Tenant shall have the right to terminate this Lease by delivering written notice to that effect to Landlord within sixty (60) days after the date of the damage. Similarly, if any damage to the Premises, access to the Premises and/or any part of the Building that provides essential services to the Premises is damaged in whole or in part from any cause and such damage is not in fact fully repaired and restored within 180 days from the date of the damage (irrespective of any estimated time for completion of the repair and restoration, but notwithstanding any delays caused by force majeure, provided that Tenant has received prompt notice of any force majeure), then Tenant shall have the right to terminate this Lease by delivery of written notice to that effect to Landlord within thirty (30) days after said one hundred eighty (180) day period has lapsed.

ARTICLE 17 - WAIVER OF SUBROGATION

If any other terms or provisions of this Lease are contrary to or inconsistent with this Article 17, the terms of this Article 17 shall govern and control. Landlord and Tenant hereby release the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by fire or any of the extended coverage or supplementary contract casualties, even if such fire or other casualty shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible.

ARTICLE 18 - EMINENT DOMAIN

If the entire Building is taken by eminent domain, this Lease Agreement shall automatically terminate as of the date of taking. If a portion of the Building is taken by eminent domain and the estimated time for restoration and repair exceeds one hundred eighty (180) days, the Landlord shall have the right to terminate this Lease Agreement, provided it gives written notice thereof to the Tenant within sixty (60) days after the date of taking. If a portion of the Premises is taken by eminent domain and this Lease Agreement is not terminated by Landlord, the Landlord shall, at its expense, restore the Premises to as near the condition which existed immediately prior to the date of taking as reasonably possible, and the rentals shall abate during such period of time as the Premises are untenantable or unsuitable for Tenant’s use (provided that the Premises or the portion thereof that has been rendered untenantable or unsuitable are not actually occupied by Tenant), in the proportion that the untenantable or unsuitable portion of the Premises bears to the entire Premises. All damages awarded for such taking under the power of eminent domain shall belong to and be the sole property of Landlord, irrespective of the basis upon which they are awarded, provided, however, that nothing contained herein shall prevent Tenant from making a separate claim to the condemning authority for its moving expenses and trade fixtures. For purposes of this Article, a taking by eminent domain shall include Landlord’s giving of a deed under threat of condemnation. Any other provision herein to the contrary notwithstanding Tenant may claim and recover from the condemning authority a separate award for Tenant’s moving expenses, business dislocation damages, goodwill, personal property, fixtures and leasehold improvements paid for by Tenant, and any other award that would not reduce the award payable to Landlord.

ARTICLE 19 - SURRENDER

On the last day of the Term or on the sooner termination thereof in accordance with the terms hereof, Tenant shall peaceably surrender the Premises in good condition and repair consistent with Tenant’s duty to make repairs as provided in Article 9 hereof. On or before said last day, Tenant shall at its expense remove all of its equipment from the Premises, repairing any damage caused thereby, and any property not removed shall be deemed abandoned. All alterations, additions and fixtures other than Tenant’s trade fixtures, which have been made or installed by either Landlord or Tenant upon the Premises shall remain as Landlord’s property and shall be surrendered with the Premises as a part thereof, or if originally installed by Tenant shall be removed by Tenant (unless otherwise agreed at the time of installation), at the option of Landlord, in which event Tenant shall at its expense repair any damage caused thereby. It is specifically agreed that any and all telephonic, coaxial, ethernet, or other computer, wordprocessing, facsimile, or electronic wiring installed by Tenant within the Premises (hereafter “Wiring”) shall be removed at Tenant’s cost at the expiration of the Term, unless Landlord has specifically requested in writing that said Wiring shall remain, whereupon said Wiring shall be surrendered with the Premises as Landlord’s property. If the Premises are not surrendered at the end of the Term or the sooner termination thereof, Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the Premises, including, without limitation, claims made by any succeeding tenant founded on such delay. Tenant shall promptly surrender all keys for the Premises to Landlord at the place then fixed for payment of rental and shall inform Landlord of combinations on any locks and safes on the Premises.

ARTICLE 20 - NON-PAYMENT OF RENT, DEFAULTS

If any one or more of the following occurs: (1) a rent payment or any other payment due from Tenant to Landlord shall be and remain unpaid in whole or in part for more than ten (10) days after same is due and payable; (2) Tenant shall violate or default on any of the other covenants, agreements, stipulations or conditions herein, or in any parking agreement(s) or other agreements between Landlord and Tenant relating to the Premises, and such violation or default shall continue for a period of thirty (30) days after written notice from Landlord of such violation or default or within such reasonable period of time thereafter as may be necessary to cure such default where such default is of such a character as to reasonably require more than thirty (30) days to cure, but no more than ninety (90) days total; (3) if Tenant shall commence or have commenced against Tenant proceedings under a bankruptcy, receivership, insolvency or similar type of action and not discharge or dismiss the same within ninety (90) days thereafter; then it shall be optional for Landlord, without further notice or demand, to cure such default or to declare this Lease Agreement forfeited and the said Term ended, or to terminate only Tenant’s right to possession of the Premises, and to re-enter the Premises, with or without process of law, using such force as may be necessary to remove all persons or chattels therefrom, and Landlord shall not be liable for damages by reason of such re-entry or forfeiture; but notwithstanding re-entry by Landlord or termination only of Tenant’s right to possession of the Premises, the liability of Tenant for the rent and all other sums provided herein shall not be relinquished or extinguished for the balance of the Term of this Lease Agreement and Landlord shall be entitled to periodically sue Tenant for all sums due under this Lease Agreement or which become due prior to judgment, but such suit shall not bar subsequent suits for any further sums coming due thereafter. Tenant shall be responsible for, in addition to the rentals and other sums agreed to be paid hereunder, the cost of any necessary maintenance, repair, restoration, reletting (including related cost of removal or modification of tenant improvements) or cure as well as reasonable attorney’s fees incurred or awarded in any suit or action instituted by Landlord to enforce the provisions of this Lease Agreement, regain possession of the Premises, or the collection of the rentals due Landlord hereunder. Tenant shall also be liable to Landlord for the payment of a late charge in the amount of five percent (5%) of the rental installment or other sum due Landlord hereunder if said payment has not been received within ten (10) days from the date said payment becomes due and payable, or cleared by Landlord’s bank within three (3) business days after deposit. Tenant agrees to pay interest at the rate of twelve percent (12%) per annum or the maximum permissible rate under the applicable usury statutes, whichever is less, on all rentals and other sums due Landlord hereunder not paid within ten (10) days from the date same become due and payable. Each right or remedy of Landlord provided for in this Lease Agreement shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease Agreement now or hereafter existing at law or in equity or by statute or otherwise. Any other provision in this Lease to the contrary notwithstanding, Tenant shall remain entitled to any and all rights and remedies that may be available to it pursuant to Minnesota unlawful detainer, eviction, ejectment and similar laws.

ARTICLE 21 - LANDLORD’S DEFAULT

Landlord shall not be deemed to be in default under this Lease Agreement until Tenant has given Landlord written notice specifying the nature of the default and Landlord does not cure such default within thirty (30) days after receipt of such notice or within such reasonable time thereafter as may be necessary to cure such default where such default is of such a character as to reasonably require more than thirty (30) days to cure. In any event, however, if said default or breach is not cured within ninety (90) days after notice thereof, then Tenant shall have the right (in addition to any and all other available rights and remedies) to cure the default or breach and shall have the right to recover the costs thereby incurred from Landlord. If Landlord is in breach or default of this Lease, Landlord shall reimburse Tenant for reasonable attorney’s fees incurred or awarded in any suit or action instituted by Tenant to enforce the provisions of this Lease Agreement.

ARTICLE 22 - HOLDING OVER

Tenant will, at the expiration of this Lease Agreement, whether by lapse of time or termination, give up immediate possession to Landlord. Unless otherwise agreed by Landlord, if Tenant fails to give up possession the Landlord may, at its option, serve written notice upon Tenant that such holdover constitutes any one of (i) creation of a month-to-month tenancy, or (ii) creation of a tenancy at sufferance. If Landlord does not give said notice, Tenant’s holdover shall create a tenancy at sufferance. In any such event the tenancy shall be upon the terms and conditions of this Lease Agreement, except that the Minimum Rental shall be one hundred fifty percent (150%) of the Minimum Rental Tenant was obligated to pay Landlord under this Lease Agreement immediately prior to termination (in the case of tenancy at sufferance such Minimum Rental shall be prorated on the basis of a 365 day year for each day Tenant remains in possession); excepting further that in the case of a tenancy at sufferance, no notices shall be required prior to commencement of any legal action to gain repossession of the Premises. In the case of a tenancy at sufferance, Tenant shall also pay to Landlord all damages sustained by Landlord resulting from retention of possession by Tenant. The provisions of this Article shall not constitute a waiver by Landlord of any right of re-entry as otherwise available to Landlord; nor shall receipt of any rent or any other act in apparent affirmance of the tenancy operate as a waiver of the right to terminate this Lease Agreement for a breach by Tenant hereof.

ARTICLE 23 - SUBORDINATION

Tenant agrees that this Lease Agreement shall be subordinate to any mortgage (s) that may now or hereafter be placed upon the Building or any part thereof, and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements, and extensions thereof, provided the Mortgagee named in any such mortgage shall agree to recognize this Lease Agreement and not disturb Tenant’s rights hereunder in the event of foreclosure provided the Tenant is not in default. This subordination and non-disturbance shall be self-operative and no further certificate or instrument of subordination need be required by any such Mortgagee. In confirmation of such subordination and non-disturbance, however, Tenant shall promptly execute and deliver any instrument, in recordable form, as required by Landlord’s Mortgagee. In the event of any Mortgagee electing to have the Lease Agreement a prior encumbrance to its mortgage, then and in such event upon such Mortgagee notifying Tenant to that effect, this Lease Agreement shall be deemed prior in encumbrance to the said mortgage, whether this Lease Agreement is dated prior to or subsequent to the date of said mortgage.

ARTICLE 24 - INDEMNITY, INSURANCE AND SECURITY

A. Tenant will keep in force at its own expense for so long as this Lease Agreement remains in effect public liability insurance with respect to the Premises in which Landlord shall be named as an additional insured, in companies and in form acceptable to Landlord with a minimum combined limit of liability of Two Million Dollars ($2,000,000.00). This limit shall apply per location. Said insurance shall also provide for contractual liability coverage by endorsement. Tenant shall further provide for business interruption insurance to cover a period of not less than six (6) months. Tenant will further deposit with Landlord the policy or policies of such insurance or certificates thereof, or other acceptable evidence that such insurance is in effect, which evidence shall provide that Landlord shall be notified in writing thirty (30) days prior to cancellation, material change, or failure to renew the insurance. Tenant further covenants and agrees to indemnify and hold Landlord and Landlord’s manager of the Building harmless for any claim, loss or damage, including reasonable attorney’s fees, suffered by Landlord, Landlord’s manager or Landlord’s other tenants caused by: i) the negligence or willful misconduct of Tenant, Tenant’s employees or anyone claiming through or by Tenant in, at, or around the Premises or the Building; or ii) Tenant’s failure to comply with any and all applicable governmental laws, rules, ordinances or regulations applicable to the use of the Premises and its occupancy. Tenant’s indemnity obligations under this Article 24 shall survive the expiration or earlier termination of this Lease Agreement. If Tenant shall not comply with its covenants made in this Article 24, Landlord may, at its option, cause insurance as aforesaid to be issued and in such event Tenant agrees to pay the premium for such insurance promptly upon Landlord’s demand.

Landlord covenants and agrees to indemnify and hold Tenant harmless for any claim, loss or damage, including reasonable attorneys’ fees, suffered by Tenant caused by: i) the negligence or willful misconduct of Landlord, Landlord’s employees or anyone claiming through or by Landlord in, at or around the Premises or the Building; or ii) Landlord’s failure to comply with any and all applicable governmental laws, rules, ordinances or regulations applicable to the Building (excluding compliance with such laws, rules, ordinances or regulations within the Premises to the extent the obligation of Tenant hereunder). Landlord’s indemnity obligations under this Article 24 shall survive the expiration or earlier termination of this Lease Agreement.

B. Tenant shall be responsible for the security and safeguarding of the Premises and all property kept, stored or maintained in the Premises. Landlord will make available to Tenant, at Tenant’s request, the plans and specifications for construction of the Building and the Premises. Tenant acknowledges and agrees that except as otherwise expressly set forth or referred to in this Lease, Landlord is not obligated to make alterations or improvements to the Premises or the Building. The placement and sufficiency of all safes, vaults, cash or security drawers, cabinets or the like placed upon the Premises by Tenant shall be at the sole responsibility and risk of Tenant. Tenant shall maintain in force throughout the Term, insurance upon all contents of the Premises, including that owned by others and Tenant’s equipment and any alterations, additions, fixtures, or improvements in the Premises acknowledged by Landlord to be the Tenant’s.

C. Landlord shall carry and cause to be in full force and effect a fire and extended coverage insurance policy on the Building, but not contents owned, leased or otherwise in possession of Tenant. The cost of such insurance shall be an Operating Expense.

ARTICLE 25 - NOTICES, DEMANDS AND OTHER INSTRUMENTS

All notices, demands, requests, consents, approvals and other instruments required or permitted to be given pursuant to the terms of this Lease Agreement shall be in writing and shall be deemed to have been properly given if (a) with respect to Tenant, sent by registered mail, postage prepaid, or sent by telegram, overnight express courier, facsimile followed by overnight express delivery or delivered by hand, in each case addressed to Tenant at the address for the Premises, and (b) with respect to Landlord, sent by registered mail, postage prepaid, or sent by telegram, overnight express courier, facsimile followed by overnight express delivery or delivered by hand in each case, addressed to Landlord at its address first above set forth along with a copy to any Mortgagee, if Tenant has been advised of the address for such Mortgagee, delivered in the same manner; provided however that in no event shall Minimum Rental or Additional Rental be deemed to have been made, given or delivered until actually received by Landlord. Landlord and Tenant shall each have the right from time to time to specify as its address for purposes of this Lease Agreement any other address in the United States of America upon fifteen (15) days’ written notice thereof, similarly given, to the other party and any Mortgagee.

ARTICLE 26 - APPLICABLE LAW

This Lease Agreement shall be construed under the laws of the State of Minnesota.

ARTICLE 27 - MECHANICS’ LIEN

In the event any mechanic’s lien shall at any time be filed against the Premises or any part of the Building by reason of work, labor, services or materials performed or furnished to Tenant or to anyone holding the Premises through or under Tenant, Tenant shall forthwith cause the same to be discharged of record. If Tenant shall fail to cause such lien forthwith to be discharged or provide a bond or other adequate security within ten (10) days after being notified of the filing thereof, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same by paying the amount claimed to be due, or by bonding, and the amount so paid by Landlord and all costs and expenses, including reasonable attorney’s fees incurred by Landlord in procuring the discharge of such lien, shall be due and payable in full by Tenant to Landlord on demand.

ARTICLE 28 - SECURITY INTEREST

Intentionally Deleted.

ARTICLE 29 - BROKERAGE

Each of the parties represents and warrants that except for United Properties and Welsh Companies, LLC, there are no claims for brokerage commissions or finder’s fees (collectively “Leasing Commissions”) in connection with this Lease Agreement, and agrees to indemnify the other party against, and hold it harmless from all liabilities arising from any claim for Leasing Commissions asserted by a broker, agent or other person or entity claiming through the indemnifying party, including without limitation, the cost of attorney’s fees in connection therewith.

ARTICLE 30 - SUBSTITUTION

Intentionally Deleted.

ARTICLE 31 - ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS

Each party hereto agrees that at any time, and from time to time during the Term (but not more often than twice in each calendar year), within ten (10) days after request by the other party hereto, it will execute, acknowledge and deliver to such other party or to any prospective purchaser, assignee or mortgagee designated by such other party, an estoppel certificate in a reasonable and customary form. Tenant agrees to provide Landlord (but not more often than twice in any calendar year), within ten (10) days of request, the then most current financial statements of Tenant and any guarantors of this Lease Agreement, which shall be certified by Tenant, and if Tenant otherwise has audited financial statements prepared and available, shall be audited and certified by a certified public accountant. Landlord shall keep such financial statements confidential, except Landlord shall, in confidence, be entitled to disclose such financial statements to existing or prospective Mortgagees or purchasers of the Building.

ARTICLE 32 - GENERAL

This Lease Agreement does not create the relationship of principal and agent or of partnership or of joint venture or of any association between Landlord and Tenant, the sole relationship between Landlord and Tenant being that of landlord and tenant. No waiver of any default of either party hereunder shall be implied from any omission by the other party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. The covenants of Tenant to pay the Minimum Rental and the Additional Rental are each independent of any other covenant, condition, or provision contained in this Lease Agreement. The marginal or topical headings of the several Articles, paragraphs and clauses are for convenience only and do not define, limit or construe the contents of such Articles, paragraphs or clauses. All preliminary negotiations are merged into and incorporated in this Lease Agreement. This Lease Agreement can only be modified or amended by an agreement in writing signed by the parties hereto. All provisions hereof shall be binding upon the heirs, successors and assigns of each party hereto. If any term or provision of this Lease Agreement shall to any extent be held invalid or unenforceable, the remainder shall not be affected thereby, and each other term and provision of this Lease Agreement shall be valid and be enforced to the fullest extent permitted by law. If Tenant is a legal entity, each individual executing this Lease Agreement on behalf of said entity represents and warrants that he is duly authorized to execute and deliver this Lease Agreement on behalf of said entity in accordance with a duly adopted resolution of the governing body of said entity or in accordance with the organizational documents of said entity, and that this Lease Agreement is binding upon said entity in accordance with its terms. No receipt or acceptance by Landlord from Tenant of less than the monthly rent herein stipulated shall be deemed to be other than a partial payment on account for any due and unpaid stipulated rent; no endorsement or statement of any check or any letter or other writing accompanying any check or payment of rent to Landlord shall be deemed an accord and satisfaction, and Landlord may accept and negotiate such check or payment without prejudice to Landlord’s rights to (i) recover the remaining balance of such unpaid rent or (ii) pursue any other remedy provided in this Lease Agreement. Neither party shall record this Lease Agreement or any memorandum thereof, and any such recordation shall be a breach of this Lease Agreement void, and without effect. Time is of the essence with respect to the due performance of the terms, covenants and conditions herein contained. Submission of this instrument for examination does not constitute a reservation of or option for the Premises, and this Lease Agreement shall become effective only upon execution and delivery thereof by Landlord and Tenant.

ARTICLE 33 - SECURITY DEPOSIT

Upon the execution hereof, Tenant agrees to pay Landlord the sum of $67,426.00 (the “Security Deposit”) to guarantee the payment of rent and the performance by Tenant of all the terms of this Lease Agreement. Such amount held as a Security Deposit shall bear no interest. Provided that Tenant has not defaulted under this Lease, the Security Deposit will be decreased to $44,951 on November 1, 2005 and to $22,476 on May 1, 2007 and the amount of $22,475 will be refunded to Tenant on such dates. Upon the occurrence of any default hereunder by Tenant, Landlord may use said Security Deposit to the extent necessary to cure such default, whether rent or otherwise. Any remaining balance of said Security Deposit shall be returned to Tenant upon compliance with the terms hereof and acceptance of the vacated Premises by Landlord. Tenant understands that its potential liability under this Lease Agreement is not limited to the amount of the Security Deposit. Use of such Security Deposit by Landlord shall not constitute a waiver, but is in addition to other remedies available to Landlord under this Lease Agreement and under law. Upon the use of all or any part of the Security Deposit to cure any default of Tenant, Tenant shall forthwith deposit with Landlord the amount of Security Deposit so used.

ARTICLE 34 - EXCULPATION

Tenant agrees to look solely to Landlord’s interest in the Building, including income from rents, for the recovery of any judgment from Landlord, it being agreed that Landlord and Landlord’s partners, whether general or limited (if Landlord is a partnership) or its directors, governors, officers, managers, members or shareholders (if Landlord is a limited liability company or corporation), shall never be personally liable for any such judgment.

ARTICLE 35 - SUBMISSION

Submission of this Lease Agreement by Landlord to Tenant for examination and/or execution shall not in any manner bind either party and no obligations on either party shall arise under this Lease Agreement unless and until this Lease Agreement is fully signed and delivered by Landlord and Tenant.

ARTICLE 36 - PARKING

Landlord will provide to Tenant two parking stalls in the Parking Garage at a cost of $75 per stall per month in accordance with the Parking Agreement attached hereto as Exhibit A-4. In addition, Landlord will provide to Tenant two reserved parking stalls in the covered portion of the general parking area at no cost to Tenant.

ARTICLE 37 - CONSENT AND APPROVAL

At any time that Landlord’s or Tenant’s consent, approval or discretion is required or is to be implemented, a reasonableness standard shall be deemed to apply, and neither party shall unreasonably withhold, condition or delay its consent or approval, nor exercise discretion in an unreasonable manner.

IN WITNESS WHEREOF this Lease Agreement has been duly executed by the parties hereto as of the day and year indicated above.

TENANT: Virtual Radiologic Consultants, LLC			LANDLORD: Midwest Holding Corp. #9, Inc.

By:	/s/ Mark Marlow		By:	/s/ Dennis Keyes
	Its:	Chief Financial Officer		Its:	Dennis Keyes Vice President

By:
Its:

Date:	3-11-2004		Date:	3/15/04

LIST OF EXHIBITS

Exhibit A-1 — Premises
Exhibit A-2 — Land
Exhibit A-3 — Tenant Improvements
Exhibit A-4 — Parking Agreement
Exhibit B — Operating Expense Exclusions